Exhibit 99.1

Press Release Source: Asia Payment Systems, Inc.

Asia Pay Launches Shanghai Data Centre and SCRC Telecom Project Kick-off

SEATTLE and SHANGHAI, Mar. 17 -- Asia Payment Systems, Inc. (OTC Bulletin Board: APYM) announced today the launch of the Shanghai Data Centre to serve as the hub for payment processing and credit bureau systems in China.

In conjunction with SCRC Telecom, Asia Pay has established a Data Centre in Shanghai through which Asia Payment System applications will be deployed to the China customer base. In addition to the establishment of this Shanghai Data Centre, Asia Pay has begun deploying technical and project management resources to begin the day-to-day project implementations that have been announced previously between SCRC Telecom and Asia Payment Systems.

Ten leading financial institutions were represented at the Data Centre signing ceremony held in Shanghai March 15th, including Industrial and Commercial Bank of China (ICBC, www.icbc.cn), China Construction Bank (CCB, www.ccb.cn), and China Minsheng Bank (China's first private bank,www.cmbc.cn). These financial institutions are some of the largest banks in China. Strong interest was received from several financial institutions for Asia Pay to set-up card programs for their larger merchants. Asia Pay believes that the company's experience in China positions Asia Pay to capitalize on the growing need for world-class bankcard-processing services throughout China.

Matt Mecke, President & CEO of Asia Pay, announced, "We are very happy to announce the launch of our Shanghai Data Centre with support from SCRC Telecom. This first full China Data Centre will allow Asia Payment Systems to build-out and deploy our services and applications to the market in China. We continue to see strong demand for our services and expertise, and we look forward to increasing the staff and other resources to support the full build-out and use of this Shanghai Data Centre in the future."

The company's proprietary system processes domestic and international debit cards and credit cards using a combination of proprietary advanced technologies and rigorous security procedures. Asia Pay aims to become a leading provider of world-class third-party processing services to bankcard-accepting merchants and issuers throughout Asia. Asia Pay is positioned to provide much-needed processing infrastructure during the coming decade of exponential growth of credit card transactions in China and other markets in Asia.

About Asia Payment Systems, Inc.
Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen in China, and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in other markets of interest in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients. In addition, the company plans to expand nationwide operations in the China market, which currently has an estimated 750 million debit cards in use, with annual growth of an additional 60 million cards.

Contacts:

Asia Payment Systems, Inc.
Matt Mecke, President & CEO
Tel. +1-866-877-APAY
ir@asia-pay.com
www.asiapayinc.com

Investor Relations
Sussex Avenue Partners
Tel. 760-918-5592
Toll-free. 866-878-7739
news@sussexavenuepartners.com
www.sussexavenueprofiles.com

Source: Asia Payment Systems, Inc.